Tellurian reports 2018 results
HOUSTON, Texas - (BUSINESS WIRE) February 27, 2019 - Tellurian Inc. (Tellurian) (NASDAQ: TELL) concluded its second year as a public company, building a global natural gas business with the following notable achievements:

•	Attained regulatory milestones for the Driftwood project (terminal and pipeline)

◦	Received a Coastal Use Permit from the Louisiana Department of Natural Resources and Air Permits from the Louisiana Department of Environmental Quality.

◦	Received the final Environmental Impact Statement (EIS) from the United States Federal Energy Regulatory Commission (FERC) on January 18, 2019.

•	Achieved financial goals

◦	Generated approximately $5.9 million in revenue from liquefied natural gas (LNG) marketing and approximately $4.4 million from natural gas sales.

◦	Received a $50 million investment from Bechtel.

◦	Generated approximately $129.7 million in proceeds from public offerings of common stock.

•	Progressed commercial strategy of Driftwood

◦	Advanced the sale of LNG and Driftwood Holdings’ partnership interests, with approximately 35 customer/partners conducting due diligence.

◦
Entered into a Memorandum of Understanding (MOU) with Vitol S.A. to supply 1.5 million tonnes per annum (mtpa) of LNG from Tellurian’s offtake capacity at Driftwood, with the price based on the Platts Japan Korea Marker (JKM) for a minimum term of 15 years.

◦	Entered into a MOU with Petronet LNG Limited INDIA for Petronet to explore equity investment in the Driftwood project.

◦
Closed two open seasons on proposed pipelines - the Permian Global Access Pipeline and the Haynesville Global Access Pipeline - receiving non-binding indications of interest for both projects in excess of available capacity.

President and CEO Meg Gentle said, “Tellurian distinguished itself in the market through our innovative equity interest investment strategy, and by introducing a new pricing benchmark for LNG agreements. We recently received our final Environmental Impact Statement for Driftwood LNG and look forward to receiving our Federal Energy Regulatory Commission order to proceed. Tellurian is well positioned to take a final investment decision and begin construction of Driftwood in the first half of 2019, and deliver first LNG in 2023.”

Estimated Driftwood project timeline
Catalyst	Estimated timeline
Driftwood final investment decision	1H 2019
Begin construction	1H 2019
Begin operations	2023

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Financial results
Tellurian ended its 2018 fiscal year with approximately $133.7 million of cash and cash equivalents and approximately $57.0 million in debt. We have a strong balance sheet consisting of $408.5 million in assets.
Tellurian reported a net loss of approximately $125.7 million, or $0.59 per share (basic and diluted), for the year ended December 31, 2018.
About Tellurian Inc.
Tellurian was founded by Charif Souki and Martin Houston and is led by President and CEO Meg Gentle. Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL”.
For more information, please visit www.tellurianinc.com.
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CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood project, including a final investment decision relating to the project. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed by Tellurian with the Securities and Exchange Commission (the “SEC”) on February 27, 2019, and other filings with the SEC, all of which are incorporated by reference herein. The final investment decision relating to the Driftwood project is subject to the completion of financing arrangements that may not be completed within the time frame expected or at all. The MOUs with Vitol and Petronet are not binding and the parties may not enter into definitive agreements relating to the transactions contemplated by the MOUs. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
Contact
Media:
Joi Lecznar
SVP Public Affairs and Communication
Phone +1.832.962.4044
joi.lecznar@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Investors:
Amit Marwaha
Director, Investor Relations
Phone +1.832.485.2004
amit.marwaha@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com